Exhibit 10.1

Harsco Corporation

Two Logan Square

100-120 North 18th Street, 17th Floor

Philadelphia, PA 19103 USA

Phone: 267.857.8715

Web: www.harsco.com

August 11, 2022

Dear Pete:

On behalf of Harsco Corporation (“Harsco” or the “Company”), I wish to confirm our verbal offer of employment for the position of Interim Senior Vice President & Chief Financial Officer.

Upon the commencement of your employment, you will receive: the gross amount of $85,000 per month, payable in accordance with the Company’s regular pay dates, and a monthly common stock grant equal to $94,833 determined at the closing price on the last business day of the month, subject to applicable tax deductions and withholdings. The stock grants are awarded at the end of each calendar month and you must be employed as of the last calendar day of the month in order to earn and receive the monthly stock grants. You will also be eligible for health and welfare benefits consistent with your position. The health and welfare benefits, as well as all other Company benefit programs, are subject to change from time to time as deemed appropriate by the Company in its sole discretion.

Please be aware that, since your position will involve significant access to Harsco confidential information and/or valuable business relationships, you will be required to sign a Harsco Confidentiality Agreement as a condition of our employment offer.

By signing below, you represent that your employment as Interim Chief Financial Officer will not conflict with, result in a breach of, or constitute a default under, any confidentiality or non-competition agreement or any employment agreement to which you are a party or to which you may be subject.

You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you consistent with your position and to the reasonable satisfaction of the Company. You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed by the Company from time to time in its discretion.

You will be provided with a Company laptop computer and cell phone to use for business purposes during your employment. You will be required to return the laptop and phone immediately upon your separation from employment (or at any earlier time upon request).

While we hope our relationship will be mutually beneficial, it needs to be emphasized that our relationship (as with all of our employees) is “at-will,” that is, you or the Company can end the relationship for any reason and at any time, with or without cause or advance notice.

We look forward to your formal acceptance of our offer so that you may begin your employment with us on August 29, 2022. Please note your acceptance by signing and returning the enclosed copy of this letter. Should you have any questions, please contact Jennifer Kozak, Interim Chief Human Resources Officer, at (610) 283-4859 or jkozak@harsco.com.

Sincerely,

/s/ F. Nicholas Grasberger III

F. Nicholas Grasberger III	/s/ Peter F. Minan	8/11/22
Chairman & Chief Executive Officer	Peter F. Minan - acceptance	Date